Exhibit 23.3

March 12, 2010

Board of Directors

Fairfield County Bank Corp.

Fairfield County Bank

150 Danbury Road

Ridgefield, CT 06877

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Fairfield County Bank Corp. provided by FinPro in the Form MHC-2 and Registration Statement on Form S-1 (“Registration Statement”), including the prospectus filed by Fairfield County Bank Corp. and any amendments thereto and our letter regarding subscription rights filed as an exhibit to the Form MHC-2 and the Registration Statement referenced above.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com